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                                                                     Exhibit 5.1

                        [PanAmSat Corporation Letterhead]
January 6, 2003

      I have acted as counsel for PanAmSat Corporation (the "Company") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Act") of 300,000 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), issuable or transferable in connection with the PanAmSat Corporation Retirement Savings Plan (the "Plan").

      As counsel for the Company, I am familiar with the Restated Certificate of Incorporation of the Company, the Restated By-Laws of the Company and the Company's corporate proceedings in respect of the authorization for issuance of Common Stock in connection with the Plan.

      Based upon the foregoing and having regard for legal considerations which I deem are relevant, I am of the opinion that when the Registration Statement on Form S-8 with respect to the shares of Common Stock issuable or transferable in connection with the Plan has become effective under the Act, any and all of such shares of Common Stock, when issued or transferred in accordance with the provisions of the Plan, will be legally and validly issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

      Very truly yours,

      /s/ JAMES W. CUMINALE
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      James W. Cuminale